EXHIBIT 4.2

Exhibit 4.2 COMMON STOCK THIS CERTIFIES THAT is the owner of Fully paid and  non-assessable common shares, $0.0001 par value, of Biocept, inc.  transferable on the books of the Corporation by the holder hereof in person or by attorney upon surrender of this certificate properly endo. This certificate is not valid until counteraigned and registered by the transfer Agent and Registrar. in witness whereof, the said corporation has caused this certificate to be signed by facsimile signatures of its authorized officers. Dated: Countersigned and registered: continental stock transfer transfer Agent and registrar by Authorized Signature  Chief Financial officer, senior vice president of operations and corporate secretary president and chief executive officer CUSIP: 09072V501